UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

IMMUNE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 East 29th Street, Suite 940, New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9310

N/A
(Former name or former address, if changed since last report.)

With Copies to:

Richard A. Friedman, Esq.

Andrea Cataneo, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 15, 2016, Immune Pharmaceuticals Inc. (the “Company”) entered into a binding agreement (the “Agreement”) with Novel Pain Therapeutics, LLC (“NPT”). Pursuant to the terms of the Agreement, NPT agreed that it, or subject to the Company’s approval, its designees (collectively, the “NPT Parties”), shall purchase up to $20,000,000 of the capital stock of the Company’s wholly-owned subsidiary Maxim Pharmaceuticals, Inc. (“Maxim”). The NPT Parties shall purchase $5,000,000 of Maxim capital stock by October 14, 2016 at a pre-money valuation of $15,000,000 and purchase up to $15,000,000 of Maxim capital stock in multiple tranches at mutually agreed prices by September 14, 2017. Upon consummation of the initial $5,000,000 investment, holders of the majority of the $5,000,000 of purchased securities shall have the right to appoint one person to serve on Maxim’s five-person Board of Directors.

The parties obligations are subject to: (a) entry into mutually satisfactory definitive agreements and the satisfaction of any conditions set forth therein; (b) the Company and the NPT Parties satisfaction with the Maxim board selection of a Chief Executive Officer and the terms of their appointment; and (c) the transfer from the Company to Maxim of all of the Company’s right, title and interest in and to the Company’s AmiKet and AmiKet Nano products and the transfer from Maxim to the Company of all of Maxim’s rights, title and interest in and to Maxim’s Azixa, crolibulin and Ceplene products.

The foregoing description of the Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as exhibit 10.1 to this Current Report.

Item 8.01.	Other Events.

 On September 16, 2016, the Company issued a press release announcing entry into the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Agreement dated September 15, 2016
99.1	Press Release of Immune Pharmaceuticals Inc., dated September 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

By:	/s/ Daniel G. Teper
Name:	Daniel G. Teper
Title:	Chief Executive Officer

Date: September 16, 2016